Exhibit (a)(1)(Y)

Suite 1120, Cathedral Place,

925 West Georgia Street

Vancouver, British Columbia,

Canada V6C 3L2

Tel: (604) 687-6600

Toll Free: 1-888-411-GOLD

Fax: (604) 687-3932

Email: info@aurizon.com

www.aurizon.com

Toronto Stock Exchange Ticker Symbol – ARZ NYSE MKT Ticker Symbol – AZK U.S. Registration (File 001-31893) News Release Issue No. 9-2013

FEBRUARY 18, 2013

FOR IMMEDIATE RELEASE

AURIZON ANNOUNCES CONSENT ORDER BY BC SECURITIES COMMISSION THAT ALLOWS AURIZON’S SHAREHOLDER RIGHTS PLAN TO CONTINUE UNTIL MARCH 4, 2013

Vancouver, BC, February 18, 2013 — The Board of Directors of Aurizon Mines Ltd. (TSX:ARZ) (NYSE MKT:AZK) (“Aurizon” or the “Company”) announced today that the British Columbia Securities Commission (the “BCSC”) has granted an order that was consented to by both Aurizon and Alamos Gold Inc. (“Alamos”) that will allow Aurizon’s shareholder rights plan (the “Rights Plan”) to continue until March 4, 2013, after which time it will be cease traded.

Mr. George Brack, Chairman of the Special Committee of the Board of Directors of Aurizon said “given that multiple parties have entered into confidentiality agreements with the Company and are continuing the due diligence process and making site visits, we are pleased to have the additional time provided by the BCSC’s consent order. We believe that this additional time will allow us to complete our process of identifying, evaluating and negotiating value-enhancing alternatives to the Alamos offer.”

The BCSC’s consent order follows an application by Alamos to the BCSC to have the Rights Plan cease traded. Prior to the scheduled February 18, 2013 hearing date with the BCSC, Alamos offered to extend the expiry of its unsolicited take-over bid offer for Aurizon until March 5, 2013, if Aurizon agreed to waive the Rights Plan before the new March 5, 2013 expiry date.

“After considering the status of our ongoing process to find value-maximizing alternatives to the Alamos offer, and with the benefit of advice from legal and financial advisors, the board of directors concluded that it was in the best interests of Aurizon to agree to the order”, said George Brack.

Aurizon continues to advise its shareholders not to tender to Alamos’ inadequate bid, which is subject to a number of conditions that have yet to be satisfied, and to withdraw any shares that have already been tendered. By tendering to Alamos’ inadequate bid, shareholders may forego the opportunity to benefit from any value-enhancing alternative that may otherwise emerge from the Board of Directors’ ongoing efforts to maximize value described above.

The reasons for the recommendation by the Board of Directors that shareholders REJECT Alamos’ unsolicited offer can be found in the directors’ circular of Aurizon dated January 22, 2013, which is available on Aurizon’s website at www.aurizon.com,on SEDAR at www.sedar.com and on EDGAR at www.sec.gov. Aurizon shareholders are advised to read the directors’ circular in full, as it contains important information regarding the Board of Directors’ recommendation to reject the Alamos offer.

Shareholders who have tendered their shares to the Alamos offer and who wish to obtain advice or assistance in withdrawing their shares are urged to contact their broker or Georgeson, the information agent retained by Aurizon, at one of the telephone numbers listed below.

News Release – February 18, 2013 Aurizon Announces Consent Order by BC Securities Commission That Allows Aurizon’s Shareholder Rights Plan to Continue Until March 4, 2013	P a g e | 2

For assistance

Shareholders who have questions or require any assistance can contact Georgeson by calling toll free in North America at 1-888-605-7616, calling collect from outside North America at 1-781-575-2422, or by email at askus@georgeson.com.

This document may contain forward-looking information or forward-looking statements within the meaning of applicable securities laws (collectively, “forward-looking statements”), including those regarding the identification, development and negotiation of alternatives to the Alamos offer. These forward-looking statements are based on a number of assumptions, including as to the value of Aurizon’s assets, that the process initiated by the Board of Directors to explore alternatives to maximize the value of Aurizon will proceed as currently contemplated and that superior alternatives to present to Aurizon Shareholders will be available and can be sufficiently advanced in the time available. There can be no assurance that forward-looking statements herein will prove to be accurate and you should not place undue reliance on them. Actual results and developments may differ materially from those expressed or implied by these forward-looking statements, including due to superior alternatives not being available or being unable to be sufficiently advanced in the time available and to those risks set forth in the Aurizon Directors’ Circular dated January 22, 2013 and Aurizon’s Annual Information Form dated March 30, 2012, which are available at www.sedar.com. Aurizon specifically disclaims any obligation to reissue or update these forward-looking statements as a result of new information or events after the date hereof, except as may be required by law.

About Aurizon

Aurizon is a gold producer with a growth strategy focused on developing its existing projects in the Abitibi region of north-western Quebec, one of the world’s most favourable mining jurisdictions and prolific gold and base metal regions, and by increasing its asset base through accretive transactions. Aurizon shares trade on the Toronto Stock Exchange under the symbol “ARZ” and on the NYSE MKT under the symbol “AZK”. Additional information on Aurizon and its properties is available on Aurizon’s website at www.aurizon.com.

Media Contact:

Longview Communications

Trevor Zeck (604) 694-6037 or Louise Kozier (604) 644-6090

Investor Contact:

Jennifer North, Manager Investor Relations

Aurizon Mines Ltd.

Investor Relations: jennifer.north@aurizon.com

Telephone: 604-687-6600 Fax: 604-687-3932

Toll Free: 1-800-411-GOLD (4653)

Email: info@aurizon.com Website: www.aurizon.com